Exhibit 99.1

FOR IMMEDIATE RELEASE

UNITED INSURANCE HOLDINGS CORP. REPORTS FINANCIAL RESULTS
FOR ITS SECOND QUARTER ENDED JUNE 30, 2022

Company to Host Quarterly Conference Call at 5:00 P.M. ET on August 8, 2022
The information in this press release should be read in conjunction with an investor presentation that is available on the Company's website at investors.upcinsurance.com/Presentations.

St. Petersburg, FL - August 8, 2022: United Insurance Holdings Corp. (Nasdaq: UIHC) (UPC Insurance or the Company), a property and casualty insurance holding company, today reported its financial results for the second quarter ended June 30, 2022.

($ in thousands, except for per share data)	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2022	2021	Change	2022	2021	Change
Gross premiums written	$360,146	$426,424	(15.5)%	$639,621	$738,062	(13.3)%
Gross premiums earned	$305,758	$356,433	(14.2)%	$624,964	$713,096	(12.4)%
Net premiums earned	$111,405	$145,460	(23.4)%	$212,262	$291,409	(27.2)%
Total revenues	$115,793	$155,454	(25.5)%	$218,159	$317,243	(31.2)%
Loss before income tax	$(32,905)	$(32,773)	(0.4)%	$(77,212)	$(59,055)	(30.7)%
Net loss attributable to UIHC	$(69,029)	$(23,510)	NM	$(102,201)	$(41,281)	NM
Net loss available to UIHC common stockholders per diluted share	$(1.60)	$(0.55)	NM	$(2.38)	$(0.96)	NM

Reconciliation of net loss to core loss:
Plus: Non-cash amortization of intangible assets	$812	$889	(8.7)%	$1,624	$1,932	(15.9)%
Less: Net realized gains (losses) on investment portfolio	$(78)	$(124)	37.1%	$(1,847)	$379	NM
Less: Unrealized gains (losses) on equity securities	$(5,084)	$2,438	NM	$(7,352)	$5,002	NM
Less: Net tax impact (1)	$1,255	$(299)	NM	$2,273	$(724)	NM
Core loss (2) (3)	$(64,310)	$(24,636)	NM	$(93,651)	$(44,006)	NM
Core loss per diluted share (2) (3)	$(1.49)	$(0.57)	NM	$(2.18)	$(1.03)	NM

Book value per share				$3.85	$7.85	(51.0)%
NM = Not Meaningful
(1) In order to reconcile net loss to the core loss measures, the Company included the tax impact of all adjustments using the 21% corporate federal tax rate.
(2) For both the three and six months ended June 30, 2022, core loss includes $43.7 million in tax expense related to the Company's recognition of a valuation allowance.
(3) Core loss, and core loss per diluted share, both of which are measures that are not based on GAAP, are reconciled above to net loss and net loss per diluted share, respectively, the most directly comparable GAAP measures. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

“During the second quarter, we reached a milestone in our plan to transition towards a specialty commercial lines writer,” said Dan Peed, CEO of UPC Insurance. “For the first time, commercial lines direct written premium of $181.1 million exceeded personal lines direct written premium of $179.1 million. Results support continuation of this plan, with a commercial lines combined ratio of 61.5% and an $18.8 million pre-tax profit. On a consolidated basis, second quarter net loss attributable to the Company was $69.0 million, which included recognition of a valuation allowance against our deferred tax asset of $43.7 million.”

Exhibit 99.1

Return on Equity and Core Return on Equity

The calculations of the Company's return on equity and core return on equity are shown below.

($ in thousands)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Net loss attributable to UIHC	$(69,029)	$(23,510)	$(102,201)	$(41,281)
Return on equity based on GAAP net loss attributable to UIHC (1)	(97.5)%	(23.3)%	(72.2)%	(20.5)%

Core loss	$(64,310)	$(24,636)	$(93,651)	$(44,006)
Core return on equity (1)(2)	(90.9)%	(24.4)%	(66.2)%	(21.8)%
(1) Return on equity for the three and six months ended June 30, 2022 and 2021 is calculated on an annualized basis by dividing the net loss or core loss for the period by the average stockholders' equity for the trailing twelve months.
(2) Core return on equity, a measure that is not based on GAAP, is calculated based on core loss, which is reconciled on the first page of this press release to net loss, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

Exhibit 99.1
Combined Ratio and Underlying Ratio

The calculations of the Company's combined ratio and underlying combined ratio on a consolidated basis and attributable to both our personal residential property and casualty insurance policies (personal lines) and commercial residential property and casualty insurance policies (commercial lines) operating segments are shown below.

($ in thousands)	Three Months Ended					Six Months Ended
	June 30,					June 30,
	2022		2021	Change		2022	2021	Change
Consolidated
Loss ratio, net(1)	80.9%		81.2%	(0.3)	pts	85.5%	80.2%	5.3	pts
Expense ratio, net(2)	50.7%		46.7%	4.0	pts	52.2%	47.3%	4.9	pts
Combined ratio (CR)(3)	131.6%		127.9%	3.7	pts	137.7%	127.5%	10.2	pts
Effect of current year catastrophe losses on CR	18.4%		27.7%	(9.3)	pts	23.2%	22.0%	1.2	pts
Effect of prior year unfavorable (favorable) development on CR	7.0%		(0.3)%	7.3	pts	4.3%	10.1%	(5.8)	pts
Underlying combined ratio(4)	106.2%		100.5%	5.7	pts	110.2%	95.4%	14.8	pts

Personal Lines
Loss ratio, net(1)	136.6%		97.1%	39.5	pts	137.9%	97.6%	40.3	pts
Expense ratio, net(2)	54.1%		46.0%	8.1	pts	57.3%	46.0%	11.3	pts
Combined ratio (CR)(3)	190.7%		143.1%	47.6	pts	195.2%	143.6%	51.6	pts
Effect of current year catastrophe losses on CR	38.6%		36.8%	1.8	pts	42.2%	27.8%	14.4	pts
Effect of prior year unfavorable (favorable) development on CR	16.1%		0.2%	15.9	pts	11.2%	14.6%	(3.4)	pts
Underlying combined ratio(4)	136.0%		106.1%	29.9	pts	141.8%	101.2%	40.6	pts

Commercial Lines
Loss ratio, net(1)	15.9%		42.9%	(27.0)	pts	23.0%	38.0%	(15.0)	pts
Expense ratio, net(2)	45.6%		47.3%	(1.7)	pts	45.0%	49.2%	(4.2)	pts
Combined ratio (CR)(3)	61.5%	0	90.2%	(28.7)	pts	68.0%	87.2%	(19.2)	pts
Effect of current year catastrophe losses on CR	(5.0)%		5.7%	(10.7)	pts	0.5%	8.0%	(7.5)	pts
Effect of prior year favorable development on CR	(3.7)%		(1.4)%	(2.3)	pts	(3.8)%	(1.0)%	(2.8)	pts
Underlying combined ratio(4)	70.2%		85.9%	(15.7)	pts	71.3%	80.2%	(8.9)	pts
(1) Loss ratio, net is calculated as losses and loss adjustment expenses (LAE), net of losses ceded to reinsurers, relative to net premiums earned.
(2) Expense ratio, net is calculated as the sum of all operating expenses less interest expense relative to net premiums earned.
(3) Combined ratio is the sum of the loss ratio, net and expense ratio, net.
(4) Underlying combined ratio, a measure that is not based on GAAP, is reconciled above to the combined ratio, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

Exhibit 99.1

Combined Ratio Analysis

The calculations of the Company's loss ratios and underlying loss ratios are shown below.

($ in thousands)	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2022	2021	Change		2022	2021	Change
Loss and LAE	$90,074	$118,064	$(27,990)		$181,442	$233,845	$(52,403)
% of Gross earned premiums	29.5%	33.1%	(3.6)	pts	29.0%	32.8%	(3.8)	pts
% of Net earned premiums	80.9%	81.2%	(0.3)	pts	85.5%	80.2%	5.3	pts
Less:
Current year catastrophe losses	$20,553	$40,257	$(19,704)		$49,169	$64,222	$(15,053)
Prior year reserve unfavorable (favorable) development	7,766	(372)	8,138		9,199	29,397	(20,198)
Underlying loss and LAE (1)	$61,755	$78,179	$(16,424)		$123,074	$140,226	$(17,152)
% of Gross earned premiums	20.2%	21.9%	(1.7)	pts	19.7%	19.7%	—	pts
% of Net earned premiums	55.5%	53.7%	1.8	pts	58.0%	48.1%	9.9	pts
(1) Underlying loss and LAE is a non-GAAP financial measure and is reconciled above to loss and LAE, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

The calculations of the Company's expense ratios are shown below.

($ in thousands)	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2022	2021	Change		2022	2021	Change
Policy acquisition costs	$28,988	$41,327	$(12,339)		$55,004	$82,148	$(27,144)
Operating and underwriting	13,019	13,482	(463)		25,267	26,704	(1,437)
General and administrative	14,494	13,112	1,382		30,499	28,994	1,505
Total Operating Expenses	$56,501	$67,921	$(11,420)		$110,770	$137,846	$(27,076)
% of Gross earned premiums	18.5%	19.1%	(0.6)	pts	17.7%	19.3%	(1.6)	pts
% of Net earned premiums	50.7%	46.7%	4.0	pts	52.2%	47.3%	4.9	pts

Exhibit 99.1
Quarterly Financial Results
Net loss attributable to the Company for the second quarter of 2022 was $69.0 million, or $1.60 per diluted share, compared to $23.5 million, or $0.55 per diluted share, for the second quarter of 2021. The increase in net loss was primarily due to an increase in our provision for income taxes from the recognition of a valuation allowance against our deferred tax asset during the quarter of $43.7 million. Total revenue also decreased as the result of decreased gross written premiums, partially offset by decreased ceded premiums earned. On the expense side, policy acquisition costs also decreased quarter-over-quarter. The details of these changes are described below. In addition, loss and LAE incurred by the Company decreased for the period, driven by lower current year catastrophe losses in 2022.

The Company's total gross written premium decreased by $66.3 million, or 15.5%, to $360.1 million for the second quarter of 2022, from $426.4 million for the second quarter of 2021. This decrease was driven primarily by the transition of the Northeast business to Homeowners Choice Property & Casualty Insurance Company, Inc. (HCPCI) in the fourth quarter of 2021 and the first half of 2022. In addition, the Company experienced a decline in written premiums across the personal lines business, due to underwriting actions taken by the Company throughout 2021 and in the first half of 2022. The breakdown of the quarter-over-quarter changes in both direct written and assumed premiums by region and gross written premium by line of business are shown in the table below.

($ in thousands)	Three Months Ended June 30,
	2022	2021	Change $	Change %
Direct Written and Assumed Premium by Region (1)
Florida	$289,551	$281,728	$7,823	2.8%
Gulf	56,739	67,290	(10,551)	(15.7)
Southeast	16,719	27,483	(10,764)	(39.2)
Northeast	(3,018)	49,879	(52,897)	(106.1)
Total direct written premium by region	359,991	426,380	(66,389)	(15.6)
Assumed premium (2)	155	44	111	252.3
Total gross written premium by region	$360,146	$426,424	$(66,278)	(15.5)%

Gross Written Premium by Line of Business
Commercial property	$181,067	$155,982	$25,085	16.1%
Personal property	179,079	270,442	(91,363)	(33.8)
Total gross written premium by line of business	$360,146	$426,424	$(66,278)	(15.5)%
(1) "Gulf" is comprised of Louisiana and Texas; "Northeast" is comprised of Massachusetts, New Jersey and New York in 2022 and Connecticut, Massachusetts, New Jersey, New York and Rhode Island in 2021; and "Southeast" is comprised of Georgia, North Carolina and South Carolina. The Company is no longer writing in New Jersey as of January 15, 2022, Massachusetts as of April 1, 2022, and South Carolina as of June 1, 2022 as the policies have transitioned to HCPCI.
(2) Assumed premium written for 2022 and 2021 primarily included commercial property business assumed from unaffiliated insurers.

Loss and LAE decreased by $28.0 million, or 23.7%, to $90.1 million for the second quarter of 2022, from $118.1 million for the second quarter of 2021. Loss and LAE expense as a percentage of net earned premiums decreased 0.3 points to 80.9% for the second quarter of 2022, compared to 81.2% for the second quarter of 2021. Excluding catastrophe losses and reserve development, the Company's gross underlying loss and LAE ratio for the second quarter of 2022 would have been 20.2%, a decrease of 1.7 points from 21.9% during the second quarter of 2021.

Policy acquisition costs decreased by $12.3 million, or 29.8%, to $29.0 million for the second quarter of 2022, from $41.3 million for the second quarter of 2021, primarily due to a decrease in expenses such as premium taxes, policy administration fees and agent commissions, which fluctuate in conjunction with the quarter-over-quarter decrease in personal lines gross written premium. This was partially offset by increased external management fees incurred during the second quarter of 2022, as a result of an increased volume of commercial lines gross written premium and ceding commission income decreased due to changes in terms of the Company's quota share reinsurance agreements.

Operating and underwriting expenses remained relatively flat, decreasing by $0.5 million, or 3.7%, to $13.0 million for the second quarter of 2022, from $13.5 million for the second quarter of 2021.

Exhibit 99.1
General and administrative expenses increased by $1.4 million, or 10.7%, to $14.5 million for the second quarter of 2022, from $13.1 million for the second quarter of 2021, driven by increased external fees related to legal, audit, actuarial and tax services provided during the quarter.

Personal Lines Operating Segment Highlights

Pretax losses attributable to the Company's personal lines operating segment totaled $48.8 million for the second quarter of 2022 compared to $35.6 million for the second quarter of 2021. This increase can be attributed to decreased net premiums earned of $42.6 million from decreased gross written premiums quarter-over-quarter as described above.

This decrease in revenues was partially offset by a $32.6 million or 22.2% decrease in expenses, driven by a $17.8 million decrease in loss and LAE incurred and a $14.6 million decrease in policy acquisition costs. The decrease in loss and LAE incurred can be attributed to decreased current year catastrophe losses. The decrease in policy acquisition costs can be attributed to the decrease in gross written premiums quarter-over-quarter as well as decreased ceding commission income related to changes in the terms of the Company's quota share reinsurance agreements.

Commercial Lines Operating Segment Highlights

Pretax earnings attributable to the Company's commercial lines operating segment totaled $18.8 million for the second quarter of 2022 compared to $5.6 million for the second quarter of 2021. This increase can be attributed to decreased expenses of $6.9 million or 17.9%, driven by a $10.2 million decrease in loss and LAE incurred, partially offset by a $2.3 million increase in policy acquisition costs. The decrease in loss and LAE incurred can be attributed to decreased catastrophe losses quarter-over-quarter, while the increase in policy acquisition costs can be attributed to external management fees driven by increased gross written premiums for the period.

In addition, revenues increased $6.3 million or 14.3%, driven by an $8.7 million increase in net premiums earned. This increase can be attributed to increased gross written premiums quarter-over-quarter as the Company looks to balance its commercial lines and personal lines business.

Reinsurance Costs as a Percentage of Gross Earned Premium

Reinsurance costs as a percentage of gross earned premium in the second quarter of 2022 and 2021 were as follows:

	2022	2021
Non-at-Risk	(2.3)%	(2.0)%
Quota Share	(25.7)%	(25.6)%
All Other	(35.6)%	(31.6)%
Total Ceding Ratio	(63.6)%	(59.2)%

While ceded premiums earned decreased quarter-over-quarter, the Company's ceding ratio on a consolidated basis increased, driven by the Company's decrease in gross premiums earned quarter-over-quarter.

Ceded premiums earned related to the Company's quota share reinsurance contracts decreased quarter-over-quarter driven by a decrease in the cession rate for one of the Company's external quota shares and changes to the geographic footprint and exposure covered by the external quota share contracts.

Ceded premiums earned related to the Company's catastrophe program also decreased, driven by the need for less coverage for the 2022-2023 treaty year for the reduction in the geographic footprint and exposure, as well as the change from a cascading aggregate structure to an occurrence-based structure for the Company's 2022-2023 program.

Exhibit 99.1
Reinsurance costs as a percentage of gross earned premium in the second quarter of 2022 and 2021 for our personal lines and commercial lines operating segments were as follows:

	Personal		Commercial
	2022	2021	2022	2021
Non-at-Risk	(3.4)%	(2.6)%	(0.5)%	(0.5)%
Quota Share	(31.2)%	(30.4)%	(16.3)%	(13.5)%
All Other	(34.3)%	(26.7)%	(37.8)%	(43.8)%
Total Ceding Ratio	(68.9)%	(59.7)%	(54.6)%	(57.8)%

Investment Portfolio Highlights

The Company's cash, restricted cash and investment holdings decreased from $964.8 million at December 31, 2021 to $898.4 million at June 30, 2022. The Company's cash and investment holdings consist of investments in U.S. government and agency securities, corporate debt and 100% investment grade money market instruments. Fixed maturities represented approximately 90.7% of total investments at June 30, 2022, compared to 92.2% at December 31, 2021. At June 30, 2022, the Company's fixed maturity investments had a modified duration of 3.8 years, compared to 4.0 years at December 31, 2021.

At June 30, 2022, the Company's fixed maturity investment holdings decreased by $136.5 million, or 20.6% from December 31, 2021, through the sale of securities in order to satisfy the Company's liquidity requirements during 2022 and due to unrealized losses recognized on the portfolio.

Book Value Analysis

Book value per common share decreased 46.5% from $7.20 at December 31, 2021, to $3.85 at June 30, 2022. Underlying book value per common share decreased 32.2% from $7.35 at December 31, 2021 to $4.98 at June 30, 2022. A decrease in the Company's retained earnings as the result of a net loss in the first half of 2022 drove the decrease in the Company's book value per share. As shown in the table below, removing the effect of AOCI increases the Company's book value per common share, as the Company experienced unfavorable market conditions for the six months ended June 30, 2022.

($ in thousands, except for share and per share data)	June 30, 2022	December 31, 2021

Book Value per Share
Numerator:
Common stockholders' equity attributable to UIHC	$166,972	$312,406
Denominator:
Total Shares Outstanding	43,313,166	43,370,442
Book Value Per Common Share	$3.85	$7.20

Book Value per Share, Excluding the Impact of Accumulated Other Comprehensive Income (AOCI)
Numerator:
Common stockholders' equity attributable to UIHC	$166,972	$312,406
Less: Accumulated other comprehensive loss	(48,861)	(6,531)
Stockholders' Equity, excluding AOCI	$215,833	$318,937
Denominator:
Total Shares Outstanding	43,313,166	43,370,442
Underlying Book Value Per Common Share(1)	$4.98	$7.35
(1) Underlying book value per common share is a non-GAAP financial measure and is reconciled above to book value per common share, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

Exhibit 99.1
Definitions of Non-GAAP Measures

The Company believes that investors' understanding of UPC Insurance's performance is enhanced by the Company's disclosure of the following non-GAAP measures. The Company's methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Net loss excluding the effects of amortization of intangible assets, realized gains (losses) and unrealized gains (losses) on equity securities, net of tax (core loss) is a non-GAAP measure that is computed by adding amortization, net of tax, to net income and subtracting realized gains (losses) on the Company's investment portfolio, net of tax, and unrealized gains (losses) on the Company's equity securities, net of tax, from net loss. Amortization expense is related to the amortization of intangible assets acquired through mergers and, therefore, the expense does not arise through normal operations. Investment portfolio gains (losses) and unrealized equity security gains (losses) vary independent of the Company's operations. The Company believes it is useful for investors to evaluate these components both separately and in the aggregate when reviewing the Company's performance. The most directly comparable GAAP measure is net loss. The core loss measure should not be considered a substitute for net loss and does not reflect the overall profitability of the Company's business.

Core return on equity is a non-GAAP ratio calculated using non-GAAP measures. It is calculated by dividing the core loss for the period by the average stockholders’ equity for the trailing twelve months (or one quarter of such average, in the case of quarterly periods). Core loss is an after-tax non-GAAP measure that is calculated by excluding from net loss the effect of non-cash amortization of intangible assets, unrealized gains or losses on the Company's equity security investments and net realized gains or losses on the Company's investment portfolio. In the opinion of the Company’s management, core loss, core loss per share and core return on equity are meaningful indicators to investors of the Company's underwriting and operating results, since the excluded items are not necessarily indicative of operating trends. Internally, the Company’s management uses core loss, core loss per share and core return on equity to evaluate performance against historical results and establish financial targets on a consolidated basis. The most directly comparable GAAP measure is return on equity. The core return on equity measure should not be considered a substitute for return on equity and does not reflect the overall profitability of the Company's business.

Combined ratio excluding the effects of current year catastrophe losses and prior year reserve development (underlying combined ratio) is a non-GAAP measure, that is computed by subtracting the effect of current year catastrophe losses and prior year development from the combined ratio. The Company believes that this ratio is useful to investors, and it is used by management to highlight the trends in the Company's business that may be obscured by current year catastrophe losses and prior year development. Current year catastrophe losses cause the Company's loss trends to vary significantly between periods as a result of their frequency of occurrence and severity and can have a significant impact on the combined ratio. Prior year development is caused by unexpected loss development on historical reserves. The Company believes it is useful for investors to evaluate these components both separately and in the aggregate when reviewing the Company's performance. The most directly comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered as a substitute for the combined ratio and does not reflect the overall profitability of the Company's business.

Net loss and LAE excluding the effects of current year catastrophe losses and prior year reserve development (underlying loss and LAE) is a non-GAAP measure that is computed by subtracting the effect of current year catastrophe losses and prior year reserve development from net loss and LAE. The Company uses underlying loss and LAE figures to analyze the Company's loss trends that may be impacted by current year catastrophe losses and prior year development on the Company's reserves. As discussed previously, these two items can have a significant impact on the Company's loss trends in a given period. The Company believes it is useful for investors to evaluate these components both separately and in the aggregate when reviewing the Company's performance. The most directly comparable GAAP measure is net loss and LAE. The underlying loss and LAE measure should not be considered a substitute for net loss and LAE and does not reflect the overall profitability of the Company's business.

Book value per common share, excluding the impact of accumulated other comprehensive loss (underlying book value per common share), is a non-GAAP measure that is computed by dividing common stockholders' equity after excluding accumulated other comprehensive loss, by total common shares outstanding plus dilutive potential common shares outstanding. The Company uses the trend in book value per common share, excluding the impact of accumulated other comprehensive loss, in conjunction with book value per common share to identify and analyze the change in net worth attributable to management efforts between periods. The Company believes this

Exhibit 99.1
non-GAAP measure is useful to investors because it eliminates the effect of interest rates that can fluctuate significantly from period to period and are generally driven by economic and financial factors that are not influenced by management. Book value per common share is the most directly comparable GAAP measure. Book value per common share, excluding the impact of accumulated other comprehensive loss, should not be considered a substitute for book value per common share and does not reflect the recorded net worth of the Company's business.

Exhibit 99.1

Conference Call Details

Date and Time:    August 8, 2022 - 5:00 P.M. ET

Participant Dial-In:    (United States): 877-445-9755
    (International): 201-493-6744

Webcast:    To listen to the live webcast, please go to http://investors.upcinsurance.com and click on the conference call link at the top of the page or go to: https://event.webcasts.com/starthere.jsp?ei=1558133&tp_key=d91498dcef

An archive of the webcast will be available for a limited period of time thereafter.

Presentation:     The information in this press release should be read in conjunction with an investor presentation that is available on the Company's website at investors.upcinsurance.com/Presentations.

About UPC Insurance

Founded in 1999, UPC Insurance is an insurance holding company that sources, writes and services personal and commercial residential property and casualty insurance policies using a group of wholly owned insurance subsidiaries and one majority owned insurance subsidiary through a variety of distribution channels. The Company currently writes policies in Florida, Louisiana, New York, and Texas. The Company also writes policies in Georgia, South Carolina and North Carolina, where renewal rights have been sold and all premiums and losses are ceded. From its headquarters in St. Petersburg, UPC Insurance's team of dedicated professionals manages a completely integrated insurance company, including sales, underwriting, customer service and claims.

Forward-Looking Statements

Statements made in this press release, or on the conference call identified above, and otherwise, that are not historical facts are “forward-looking statements”. The Company believes these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions, or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those expressed in, or implied by, the forward-looking statements. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words such as “may,” “will,” “expect,” "endeavor," "project," “believe,” "plan," “anticipate,” “intend,” “could,” “would,” “estimate” or “continue” or the negative variations thereof or comparable terminology. Factors that could cause actual results to differ materially may be found in the Company's filings with the U.S. Securities and Exchange Commission, in the “Risk Factors” section in the Company's most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date on which they are made, and, except as required by applicable law, the Company undertakes no obligation to update or revise any forward-looking statements.

 ### #### ###

CONTACT:	OR	INVESTOR RELATIONS:
United Insurance Holdings Corp.		The Equity Group
Jessica Barclay		Karin Daly
Deputy CFO		Vice President
(727) 895-7737 / jbarclay@upcinsurance.com		(212) 836-9623 / kdaly@equityny.com

Exhibit 99.1
Consolidated Statements of Comprehensive Loss
In thousands, except share and per share amounts

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
REVENUE:
Gross premiums written	$360,146	$426,424	$639,621	$738,062
Change in gross unearned premiums	(54,388)	(69,991)	(14,657)	(24,966)
Gross premiums earned	305,758	356,433	624,964	713,096
Ceded premiums earned	(194,353)	(210,973)	(412,702)	(421,687)
Net premiums earned	111,405	145,460	212,262	291,409
Net investment income	3,140	3,683	5,618	7,266
Net realized investment gains (losses)	(78)	(124)	(1,847)	379
Net unrealized gains (losses) on equity securities	(5,084)	2,438	(7,352)	5,002
Other revenue	6,410	3,997	9,478	13,187
Total revenues	$115,793	$155,454	$218,159	$317,243
EXPENSES:
Losses and loss adjustment expenses	90,074	118,064	181,442	233,845
Policy acquisition costs	28,988	41,327	55,004	82,148
Operating expenses	13,019	13,482	25,267	26,704
General and administrative expenses	14,494	13,112	30,499	28,994
Interest expense	2,394	2,257	4,773	4,632
Total expenses	148,969	188,242	296,985	376,323
Loss before other income	(33,176)	(32,788)	(78,826)	(59,080)
Other income	271	15	1,614	25
Loss before income taxes	(32,905)	(32,773)	(77,212)	(59,055)
Provision (benefit) for income taxes	36,150	(9,352)	25,100	(17,174)
Net Loss	$(69,055)	$(23,421)	$(102,312)	$(41,881)
Less: Net income (loss) attributable to noncontrolling interests	(26)	89	(111)	(600)
Net loss attributable to UIHC	$(69,029)	$(23,510)	$(102,201)	$(41,281)
OTHER COMPREHENSIVE INCOME (LOSS):
Change in net unrealized gains (losses) on investments	(16,590)	8,242	(44,279)	(13,497)
Reclassification adjustment for net realized investment losses (gains)	78	124	1,847	(379)
Income tax benefit (expense) related to items of other comprehensive income (loss)	(6,187)	(2,012)	49	3,364
Total comprehensive loss	$(91,754)	$(17,067)	$(144,695)	$(52,393)
Less: Comprehensive income (loss) attributable to noncontrolling interests	479	160	(164)	(757)
Comprehensive loss attributable to UIHC	$(92,233)	$(17,227)	$(144,531)	$(51,636)

Weighted average shares outstanding
Basic	43,049,227	42,950,666	43,015,114	42,924,662
Diluted	43,049,227	42,950,666	43,015,114	42,924,662

Earnings available to UIHC common stockholders per share
Basic	$(1.60)	$(0.55)	$(2.38)	$(0.96)
Diluted	$(1.60)	$(0.55)	$(2.38)	$(0.96)

Dividends declared per share	$—	$0.06	$0.06	$0.12

Exhibit 99.1
Consolidated Balance Sheets
In thousands, except share amounts

	June 30, 2022	December 31, 2021
ASSETS
Investments, at fair value:
Fixed maturities, available-for-sale	$527,091	$663,602
Equity securities	37,552	37,958
Other investments	16,590	18,006
Total investments	$581,233	$719,566
Cash and cash equivalents	283,785	212,024
Restricted cash	33,361	33,254
Accrued investment income	3,096	3,296
Property and equipment, net	27,890	31,561
Premiums receivable, net	101,546	79,166
Reinsurance recoverable on paid and unpaid losses	757,511	997,120
Ceded unearned premiums	502,664	430,631
Goodwill	73,045	73,045
Deferred policy acquisition costs	77,191	38,520
Intangible assets, net	16,751	18,375
Other assets	35,981	62,015
Total Assets	$2,494,054	$2,698,573
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$849,994	$1,084,450
Unearned premiums	659,597	644,940
Reinsurance payable on premiums	437,684	248,625
Payments outstanding	108,963	114,524
Accounts payable and accrued expenses	68,565	76,258
Operating lease liability	1,600	1,934
Other liabilities	44,711	39,324
Notes payable, net	155,968	156,561
Total Liabilities	$2,327,082	$2,366,616
Commitments and contingencies
Stockholders' Equity:
Preferred stock, $0.0001 par value; 1,000,000 authorized; none issued or outstanding	—	—
Common stock, $0.0001 par value; 100,000,000 shares authorized; 43,525,249 and 43,360,429 issued, respectively; 43,313,166 and 43,370,442 outstanding, respectively	4	4
Additional paid-in capital	394,902	394,268
Treasury shares, at cost; 212,083 shares	(431)	(431)
Accumulated other comprehensive loss	(48,861)	(6,531)
Retained earnings (deficit)	(178,642)	(74,904)
Total stockholders' equity attributable to UIHC stockholders	$166,972	$312,406
Noncontrolling interests	—	19,551
Total Stockholders' Equity	$166,972	$331,957
Total Liabilities and Stockholders' Equity	$2,494,054	$2,698,573